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                                                               Exhibit No. 15(d)

             PAINEWEBBER MANAGED INVESTMENTS TRUST - CLASS D SHARES

                                   ADDENDUM TO
                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

         WHEREAS, PaineWebber Managed Investments Trust ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company; and

         WHEREAS, the Fund has adopted a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Class D shares of each series of shares of beneficial interest as now exists and as may hereafter be designated by the Fund's board of trustees ("Board") and have Class D shares established; and

         WHEREAS, the Fund has entered into a Distribution Contract ("Contract") with Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") pursuant to which Mitchell Hutchins has agreed to serve as Distributor of the Class D shares of each such series; and

         WHEREAS, the Fund has established a new series of shares of beneficial interest designated as the PaineWebber Short-Term U.S. Government Income Fund ("Short-Term Government Series") and has established Class D shares with respect to such Short-Term Government Series;

         NOW, THEREFORE, the Fund hereby adopts the Plan with respect to the Class D shares of the Short-Term Government Series in accordance with Rule 12b-1 under the 1940 Act.

         1. The Short-Term Government Series is authorized to pay to Mitchell Hutchins, as compensation for Mitchell Hutchins' services as Distributor of its Class D shares, distribution fees at the rate of 0.50% (on an annualized basis) of the average daily net assets of the Short-Term Government Series' Class D shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

         2. This Addendum shall be subject to all other terms and conditions of the Plan, including the authorization of the payment to Mitchell Hutchins of a service fee at the rate of 0.25% (on an annualized basis) of the average daily net assets of the Short-Term Government Series.


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         3. This Addendum shall not become effective unless (a) it first has been approved, together with any related agreements, by votes of a majority of both (i) the Board and (ii) those Trustees of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of the Plan, this Addendum or any agreements related thereto

("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to the Class D shares of the Short-Term Government Series have reached the conclusion required by Rule 12b-l(e) under the 1940 Act and (b) it has been approved by a vote of the then sole shareholder of the Class D shares of the Short-Term Government Series.

         IN WITNESS WHEREOF, the Fund has caused this Plan of Distribution to be executed on the day and year set forth below in New York, New York.

         Date: March 29, 1993

ATTEST:                                        PAINEWEBBER MANAGED
                                               INVESTMENTS TRUST

/s/ Jack W. Murphy                             By: /s/ Dianne E. O'Donnell
----------------------------------                -----------------------------
Jack W. Murphy                                     Dianne E. O'Donnell
Assistant Secretary                                Vice President and Secretary